Exhibit 99.2

POPULAR, INC.

Contact:

Investor Relations:

Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685

Media Relations:

Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular Signs Letter of Intent to Sell Non-Performing Assets; Reclassifies Approximately $1 Billion of Loans as Held-for-Sale at Year End

San Juan, Puerto Rico, Monday, January 31, 2011 – Popular, Inc. (Nasdaq: BPOP) (the “Corporation”) announced that Banco Popular de Puerto Rico, its principal banking subsidiary, signed a non-binding letter of intent to sell approximately $500 million (book value) of construction and commercial real estate loans, approximately 75% of which are non-performing, to a newly created joint venture that will be majority owned by an unrelated third party for a purchase price equal to 47% of their unpaid principal balance as of December 31, 2010.

The loans are part of a portfolio of approximately $610 million (book value) of construction, commercial real estate and land loans that were reclassified as loans held-for-sale as of December 31, 2010. The unpaid principal balance of the loans does not reflect any charge-offs previously taken by the Corporation, which are reflected in their book value. In addition, on December 31, 2010, the Corporation’s U.S. banking subsidiary, Banco Popular North America, reclassified approximately $395 million (book value) of U.S. non-conforming residential mortgage loans as loans available-for-sale and is pursuing potential loan sales alternatives. The reclassification of the U.S. and Puerto Rico portfolios will negatively impact pre-tax, fourth-quarter earnings by approximately $190 million.

As part of the Puerto Rico transaction, Banco Popular de Puerto Rico will make a 24.9% equity investment in the venture. Banco Popular will also provide financing to the venture for the acquisition of the loans in an amount equal to 50% of the purchase price and certain closing costs. In addition, Banco Popular will provide financing to the venture to cover unfunded commitments related to certain construction projects (subject to customary conditions of construction draws) and to fund certain operating expenses of the venture. The transaction, which is subject to the completion of due diligence and the execution of definitive documentation, as well as customary closing conditions, is expected to close during the first quarter of 2011.

“These transactions will result in a substantial reduction of our non-performing assets” said Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc. Mr. Carrión added, “This is another important step towards resolving our legacy issues and positioning the Corporation for the future”.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 35th by assets among U.S. bank holding companies. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

Forward-Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in the Corporation’s filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.